Exhibit 99.2

News Release	One Amgen Center Drive
Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com

Amgen to Offer $4.0 Billion Convertible Senior Notes; Company to Purchase Approximately $3.0 Billion in Common Stock

THOUSAND OAKS, Calif. – (Feb. 13, 2006) – Amgen (Nasdaq: AMGN), the world’s largest biotechnology company, today announced its intention to offer, subject to market and other conditions, approximately $2.0 billion principal amount of Convertible Senior Notes due 2011 and approximately $2.0 billion principal amount of Convertible Senior Notes due 2013 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In certain circumstances, the notes may be convertible into cash up to the principal amount. With respect to any excess conversion value, the notes may be convertible into cash, shares of Amgen common stock or a combination of cash and common stock, at Amgen’s option. The interest rate, conversion price and other terms are to be determined by negotiations between Amgen and the initial purchasers of the notes. Amgen also expects to grant the initial purchasers an option to purchase additional notes to cover overallotments.

Amgen expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to purchase approximately $3.0 billion worth of shares of its common stock, some of which may be purchased contemporaneously with the closing of the sale of the notes, including through private block trades with one or more of the initial purchasers and/or their affiliates. In addition, proceeds from the transactions will be used to fund convertible note hedge transactions that Amgen expects to enter into with one or more of the initial purchasers of the notes and/or their affiliates. These convertible note hedge transactions are intended to offset the dilution to Amgen’s common stock upon potential future conversion of the notes. Amgen will enter into separate warrant transactions with one or more of the initial purchasers and/or their affiliates. Any remaining proceeds will be added to Amgen’s working capital and will be used for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Amgen common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statement

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2004, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible US legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

CONTACT:	Amgen, Thousand Oaks
Dan Whelan, 805-447-4587 (media)
Arvind Sood, 805-447-1060 (investors)

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